Alibaba.com Supplemental Services Agreement

(Updated as of April 30th, 2021)

PLEASE READ THIS AGREEMENT CAREFULLY

This services agreement (the "Agreement") is made between you, as a User (as defined below), and the Alibaba.com entity listed below ("Alibaba.com" or "we"), which supplements the Alibaba.com Transaction Services Agreement regarding your use of the Alibaba.com Supplemental Services (as defined below) provided to registered members of the www.alibaba.com online site ("Alibaba.com Site"). If you are registered or resident outside mainland China, you are contracting with Alibaba.com Singapore E-Commerce Private Limited (incorporated in Singapore with Company Reg. No. 200720572D). If you are registered or resident in mainland China, you are contracting with Alibaba.com Singapore E-Commerce Private Limited and its affiliate(s) which provides technical support in connection with the transaction services utilizing its strengths in network technologies, etc.

1. Acceptance of Terms

1.1 You acknowledge that you have read this Agreement prior to your use of Alibaba.com Supplemental Services. Each time you use Alibaba.com Supplemental Services you confirm that you agree to be bound by the terms and conditions of this Agreement and any subsequent amendments or modifications as may be made from time to time.

1.2 As some or part of the Alibaba.com Supplemental Services may be supported and provided by affiliates of Alibaba.com, Alibaba.com may delegate some of the Alibaba.com Supplemental Services to its affiliates.

1.3 We may amend this Agreement at any time by posting an updated version at www.alibaba.com (the "Alibaba.com Site"). The updated version of this Agreement shall take effect immediately upon posting. By continuing to use the Alibaba.com Supplemental Services, you agree to that the amended terms will apply to you.

2. Alibaba.com Supplemental Services

2.1 The "Alibaba.com Supplemental Services" are services provided by Alibaba.com and our affiliates to facilitate payments in connection with the online transactions concluded on and through the Alibaba.com Sites. These transactions ("Online Transactions") are subject to the Alibaba.com Transaction Services Agreement . Unless otherwise defined in this Agreement, the capitalized terms shall have the same meanings as used in the Alibaba.com Transaction Services Agreement.

2.2 The Alibaba.com Supplemental Services are only available to the registered members of the Alibaba.com Sites ("Users"). A User who purchases or acquires any product or service in an Online Transaction is referred to also as a "Buyer" , and a User who sells or

provides any product or service in an Online Transaction is also referred to as a "Seller". If your subscription to any membership services of the Alibaba.com Sites expires or is terminated for any reason, you are not eligible to use the Alibaba.com Supplemental Services to conclude online transactions on Alibaba.com Sites. In addition, Alibaba.com is not obliged to provide the Alibaba.com Supplemental Services where the bank account designated by a Seller in an Online Transaction to receive the transaction price has not been verified and confirmed by Alibaba.com and our affiliates.

2.3 Alibaba.com shall have the right to refuse to provide the Alibaba.com Supplemental Services for any Online Transaction if (a) the Online Transaction does not satisfy the terms and conditions in the Alibaba.com Transaction Services Agreement or the other applicable terms, rules and policies concerning Alibaba.com's transaction services under the Alibaba.com Transaction Services Agreement in accordance with Alibaba.com's instructions or (b) if Alibaba.com has reason to believe that the Online Transaction may violate any laws, rules or regulations or may otherwise subject Alibaba.com or any of our affiliates to liability.

2.4 You agree that Alibaba.com shall have the sole and absolute discretion to remit funds subject to the terms of this Agreement.

3. Alibaba.com Supplemental Services for Online Transactions

3.1 Buyer of an Online Transaction shall pay the full transaction price listed for the Online Transaction to the Seller through the Alibaba.com Website or Alipay website unless another option is made available directly by Alibaba.com on the Alibaba.com Site. When using Alibaba.com to submit payment for an Alibaba.com Online Transaction, payments are processed through accounts owned by Alibaba.com or one of its affiliates and/or a registered third party service provider acting on Alibaba.com's behalf. The funds are received for the Seller in accordance with the Alibaba.com Transaction Services Agreement. The Seller agrees that the Buyer's full payment of the transaction price listed for the Online Transaction to Alibaba.com constitutes final payment to the Seller and Buyer's payment obligation for the Online Transaction is fully satisfied upon receipt of funds by Alibaba.com's account. The payment must be made in US Dollar or any other currencies as supported by Alibaba.com from time to time.

3.2 Upon receipt of the Buyer's payment, Alibaba.com shall promptly notify Alibaba.com Sites of the details of the payment. Alibaba.com shall also monitor and keep safe custody of the received funds and shall not release the funds unless an event set forth in clause 3.3 below occurs.

3.3 Alibaba.com shall retain the funds received in connection with an Online Transaction unless, as agreed between Seller and Alibaba.com, any of the following events occurs:

(a) in case of the successful completion of the Online Transaction upon Buyer' s confirmation, all the funds will be remitted to Seller;
(b) in case of absence of the Buyer 's confirmation of receipt of the goods within the time limit prescribed by Seller and as agreed by Alibaba.com, all the funds will be remitted to Seller;
(c) in case of the cancellation of the Online Transaction, all the funds will be refunded to the Buyer;
(d) in case of any settlement agreement reached by Buyer and Seller, the funds will be disposed of in accordance with such settlement agreement;
(e) in case that a dispute in relation to Transaction Services has been submitted to Alibaba.com Sites for Alibaba.com' s determination and Alibaba.com' s determination has become final and binding according to clause 10 of the Alibaba.com Transaction Services Agreement, the funds will be disposed in accordance with Alibaba.com' s determination; or
(f) if Alibaba.com or our affiliates receive any order, ruling, award, or judgment from a competent court, arbitration tribunal or authority which directs us to release the funds, the funds will be disposed of in accordance with such order, ruling, award, or judgment.
Alibaba.com is not holding any funds on behalf of the Buyer, or in any escrow or trust relationship. The seller has requested that the settlement of funds to the Seller be delayed as provided in this clause 3.3.
3.4 You acknowledge that Alibaba.com may also provide a buyer protection plan for certain Online Transactions. In case of Seller who has been offered to subscribe to the buyer protection plan, upon entering into a separate agreement with Alibaba.com, Seller may be required to provide deposits using the methods as designated by Alibaba.com on the Alibaba.com Sites to secure Seller' s due performance of obligations under the relevant buyer protection plan. Seller agrees to permit and hereby authorize Alibaba.com, which in turn instructs Alibaba.com to deduct, withhold and dispose of any deposits provided in accordance with the terms under the relevant buyer protection plan. Buyer acknowledges and agrees that the protection afforded to you under a buyer protection plan applies to those Online Transactions where the Seller subscribed to such plan and the purchase falls within the buyer protection plan' s scope. Services described under clause 3.3 of this Agreement will not be applicable to you if Seller subscribed to the buyer protection plan and such plan already covers your purchase.
3.5 When releasing any funds, Alibaba.com shall have the right to deduct any financial charges or service fees due and payable to Alibaba.com (if any) in such amount as instructed by Alibaba.com pursuant to the agreement between Seller and Alibaba.com.
3.6 In the event that the Buyer makes payment in a currency that is different from the currency stated in the transaction price of the Online Transaction, any refund made by

Alibaba.com to the Buyer pursuant to this Agreement shall be made in the currency used by the Buyer in the Online Transaction, at the exchange rate utilized by Alibaba.com to convert from the currency stated in the transaction price as at the date of refund (or such other applicable date), less any applicable charges or fees set out in Clause 3.5 of this Agreement. Due to currency fluctuations, such amount refunded may be less than the amount paid by the Buyer in the Online Transaction, and Alibaba.com shall not be liable to any party for any difference in the amount refunded attributable to currency conversion costs or exchange rate movements.

3.7 Unclaimed funds will be held by Alibaba.com for a period of five years as instructed by Alibaba.com, at which time, the Seller will be deemed to have waived any claim in respect of such funds or if required by applicable escheat laws, we will remit the funds (less any fees, if any and to the extent permitted under applicable laws) to the relevant competent authority. You hereby agree that upon expiry of such period or upon remittance of such funds to the relevant competent authority in accordance to the applicable escheat laws, Alibaba.com will be relieved of any further obligation to pay those unclaimed funds to you.

3.8 You acknowledge and agree that Alibaba.com may receive interest for the funds held on behalf of you pursuant to Alibaba.com Supplemental Services rendered to you in accordance with applicable laws and you will not receive interest or other profits in relation to the Alibaba.com Supplemental Services.

4. Users' Responsibilities

4.1 All Online Transactions are concluded by and between Users only. You shall complete Online Transactions in accordance with the Alibaba.com Transaction Services Agreement and Alibaba.com Sites' terms, rules and policies. You agree that you will not hold Alibaba.com and our affiliates or agents liable for any Online Transaction or any products or services supplied under any Online Transaction.

4.2 You agree to give all notices, provide all necessary information, materials, and approval, and render all reasonable assistance and cooperation necessary for Alibaba.com 's provision of the Alibaba.com Supplemental Services. If your failure to do so results in any delay in the provision of any Alibaba.com Supplemental Services or cancellation of any Online Transaction, Alibaba.com and our affiliates shall not be liable for any loss or damages arising from such delay.

4.3 You represent and warrant that:

(a) you will use the Alibaba.com Supplemental Services in good faith and in compliance with all applicable laws and regulations;

(b) the information and material you provide in connection with the use of the Alibaba.com Supplemental Services is true, lawful and accurate, and is not false, misleading or deceptive;

(c) you will not use the Alibaba.com Supplemental Services to defraud Alibaba.com, our affiliates or other members or users or engage in other unlawful activities (including without limitation dealing in products or services prohibited by law);
(d) in case that you are a Seller of products, you have the legitimate right and authorization to sell, distribute or export the products using the Transaction Services and such products do not infringe any third party' s rights;
(e) in case that you are a Seller of products, you have good title to the products ordered under the Online Transaction, and the products meet the agreed descriptions and requirements; and
(f) in case that you are a Seller of services, you will provide the services ordered with reasonable care and skills; and
(g) in case that you are a Seller of products that require a warning under California Health & Safety Code Section 25249.6 (a "Proposition 65 Warning") you (a) will promptly display a Proposition 65 Warning on the product detail page as required under the relevant law; (b) authorize Alibaba.com to display a Proposition 65 Warning on your behalf; and (c) will only revise or remove a Proposition 65 Warning for a product when the prior warning needs to be modified or is no longer legally required, as the case may be.

4.4 If in Alibaba.com' s opinion, any User is not acting in good faith, abusing the Alibaba.com Supplemental Services, or in breach of this Agreement, Alibaba.com shall have the right to cancel the Online Transaction.

4.5 You as the User shall be solely responsible for payment of any taxes, duties or other governmental levies or any financial charges that may be imposed on any products or services purchased or supplied through the Alibaba.com Supplemental Services or otherwise arising from the Online Transaction.

4.6 You agree to indemnify Alibaba.com and our affiliates and our employees, directors, officers, agents and representatives and to hold them harmless, from any and all losses, damages, actions, claims and liabilities (including legal costs on a full indemnity basis) which may arise, directly or indirectly, from your use of the Alibaba.com Supplemental Services or from User' s breach of this Agreement. Alibaba.com reserves the right, at our own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by User, in which event User shall cooperate with Alibaba.com in asserting any available defenses.

5. Personal Data Privacy

5.1 You agree that we may collect, hold, use and transfer your personal data in accordance with the Privacy Policy of the Alibaba.com Sites.

6. Suspension of Systems

6.1 If you are unable to use the Alibaba.com Supplemental Services directly or indirectly due to any of the following reasons, you agree you will not hold Alibaba.com its affiliates

or agents liable for any default, delay or failure in performing its obligations under this Agreement:

(a) system suspension which has been announced by Alibaba.com in advance;

(b) any Force Majeure Event (as defined under Clause 8).

7. Disclaimer and Limitation of Liability

7.1 Alibaba.com will only be liable for the obligations expressly set forth in this Agreement.

7.2 You agree that all risks arising from the Online Transaction will be borne by you and your counterparty.

7.3 Users' information is provided by Users themselves. Alibaba.com makes no representation or warranty with respect to the accuracy, truthfulness and completeness of the Users' information. You will be solely responsible for all consequences resulting from your own judgment and decision to use or otherwise rely on such information.

7.4 Alibaba.com makes no warranty regarding the Alibaba.com Supplemental Services or any products or services supplied by the sellers under any Online Transaction, including but not limited to:

(a) the Alibaba.com Supplemental Services will meet your requirements;

(b) the Alibaba.com Supplemental Services will be uninterrupted, timely or error-free; OR

(c) any products, information or material obtained by you in connection with the Alibaba.com Supplemental Services will meet your requirements.

7.5 Any proposal or material that you may obtain from Alibaba.com or our staff or through the use of the Alibaba.com Supplemental Services, whether in writing or oral, shall not constitute Alibaba.com's warranty regarding the Alibaba.com Supplemental Services.

7.6 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE FULL EXTENT PERMITTED BY LAW THE SERVICES ARE PROVIDED ON THE "AS IS", "AS AVAILABLE" AND "WITH ALL FAULTS" BASES. ANY AND ALL SUCH WARRANTIES, REPRESENTATIONS, CONDITIONS, UNDERTAKINGS AND TERMS, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED.

7.7 TO THE FULL EXTENT PERMITTED BY LAW, ALIBABA.COM AND OUR AFFILIATES SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR REVENUES, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITIES, LOSS OF DATA OR LOSS OF OTHER ECONOMIC INTERESTS, WHETHER IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, ARISING FROM THE USE OF OR INABILITY TO USE THE ALIBABA.COM SUPPLEMENTAL SERVICES.

7.8 THE AGGREGATE LIABILITY OF ALIBABA.COM AND OUR AFFILIATES ARISING FROM THE ALIBABA.COM SUPPLEMENTAL SERVICES IN CONNECTION WITH ANY ONLINE

TRANSACTION SHALL NOT EXCEED THE TOTAL REMUNERATIONS THAT ALIBABA.COM MAY DERIVE FROM SUCH TRANSACTION.

7.9 By using the Alibaba.com Supplemental Services, you acknowledge and agree that Alibaba.com is not a bank and the Alibaba.com Supplemental Services should in no way be construed as the provision of banking services. Alibaba.com is not acting as a trustee, fiduciary or escrow with respect to User' s funds and it does not have control of, nor liability for, the products or services that are paid for with the Alibaba.com Supplemental Services. Alibaba.com does not guarantee the identity of any User or ensure that a Buyer or a Seller will complete a transaction on Alibaba.com Sites.

7.10 Some states do not allow the exclusion of implied warranties or the limitation or exclusion of liability for incidental or consequential damages, so the foregoing exclusions or limitations may not apply to you. You may also have other rights that vary from state to state.

7.11 If you have a dispute with other parties, you release us (and our affiliates and officers, directors, agents, and employees thereof) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, arising out of or in any way connected with such disputes. If you are a California resident, you agree to waive California Civil Code Section 1542, which states, in part: "A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if not known by him or her must have materially affected his or her settlement with the debtor."

8. Force Majeure

Under no circumstances shall Alibaba.com, our affiliates and/or agents be held liable for any delay or failure or disruption in performing our respective obligations under this Agreement resulting directly or indirectly from acts of nature, forces or causes beyond our reasonable control, including without limitation, Internet failures, computer, telecommunications or any other equipment failures, electrical power failures, strikes, labor disputes, riots, insurrections, civil disturbances, shortages of labor or materials, fires, flood, storms, explosions, acts of God, war, governmental actions, orders of domestic or foreign courts or tribunals, or non-performance of third parties or any suspension or disruption of transportation or business operation (including but not limited to delays or disruption of the resumption of work or operation ordered by any government agency) in the event of a national or regional spread of epidemic or pandemic.

9. Jurisdiction

9.1 This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Republic of Singapore. Except as otherwise stipulated under applicable law, you irrevocably consent to the exclusive jurisdiction of the courts of the Republic of Singapore, in connection with any action to enforce the provisions of this

Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

9.2 If any dispute or claim arises from or in connection with this Agreement, an Online Transaction or your use of the Alibaba.com Supplemental Services ("Dispute"), the relevant parties shall resolve the Dispute through amicable negotiations. If any Dispute arises between Buyer and Seller in connection with an Online Transaction, you agree that such Dispute shall be resolved in accordance with the procedures set forth in clause 10 of the Alibaba.com Transaction Services Agreement only. If you initiate any legal proceedings against Alibaba.com or our affiliates in breach of clause 10 of the Alibaba.com Transaction Services Agreement, you shall indemnify and hold Alibaba.com and our affiliates, agents, employees, directors, officers and agents harmless and indemnified against any claim, losses, damages that may be suffered by us.

9.3 In any event, you may not make any claim against Alibaba.com or our affiliates under this Agreement after one year from the date of occurrence of the matter giving rise to the claim.

9.4 Notwithstanding the foregoing provisions, either party may seek injunctive or other equitable relief against the other party in any court of competent jurisdiction prior to or during the arbitration.

10. General Provisions

10.1 If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deleted and the remaining provisions shall be enforced.

10.2 Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

10.3 No agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement.

10.4 Any failure by Alibaba.com to exercise any of our rights under this Agreement shall not constitute a waiver of such right or a waiver with respect to subsequent or similar breach. A waiver shall be effective only if made in writing.

10.5 Alibaba.com shall have the right to assign this Agreement (including all of our rights, titles, benefits, interests, and obligations and duties in this Agreement) to any of our affiliates and to any successor in interest. Alibaba.com may delegate certain of Alibaba.com rights and responsibilities under this Agreement to independent contractors or other third parties. User may not assign, in whole or part, this Agreement to any person or entity.

10.6 If there is any conflict between the English version and another language version of this Agreement, the English version shall prevail.